Designated Filer:	Robert Webster
Issuer & Ticker Symbol:	Hawaiian Telcom Holdco, Inc. [HCOM]
Date of Event Requiring Statement:	July 13, 2016

Explanation of Responses:
(1) Represent shares of Common Stock issuable upon settlement of restricted stock units that vest on March 12, 2017.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Twin Haven Special Opportunities Partners III, L.L.C., a Delaware limited liability company (“GP III”), Twin Haven Special Opportunities Partners IV, L.L.C., a Delaware limited liability company (“GP IV”), Twin Haven Special Opportunities Fund III, L.P., a Delaware limited partnership (“Twin Haven III”), Twin Haven Special Opportunities Fund IV, L.P., a Delaware limited partnership (“Twin Haven IV”), Twin Haven Capital Partners, L.L.C., a Delaware limited company (“Manager”), and Messrs. Paul Mellinger and Robert Webster may be deemed to be the beneficial owner of the shares of Common Stock held by Mr. Webster.  Each of GP III, GP IV, Twin Haven III, Twin Haven IV, Manager and Messrs. Paul Mellinger and Robert Webster is a “Reporting Person” and collectively the “Reporting Persons.”

(2) Robert Webster, a Manager of GP IV and GP III, serves on the board of directors of the Issuer as a representative of the Reporting Persons. As a result, each of the other Reporting Persons is a “director by deputization” solely for purposes of Section 16 of the Exchange Act.

(3) Twin Haven IV is the holder of an aggregate of 1,153,000 shares of Common Stock.  By reason of the provisions of Rule 16a-1 of the Exchange Act, GP IV, as the sole general partner of Twin Haven IV, Manager, as manager of Twin Haven IV, and Messrs. Paul Mellinger and Robert Webster, each a Managing Member of GP IV and Manager, may be deemed to be the beneficial owner of the shares of Common Stock held by Twin Haven IV.

(4) In accordance with Instruction 4(b)(iv), the entire amounts of Common Stock directly held by each of Mr. Webster, Twin Haven III and Twin Haven IV are reported herein.  Pursuant to Rule 16a-1(a)(4) of the Exchange Act, the Reporting Persons each disclaim beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein.

(5) Twin Haven III is the holder of an aggregate of 1,457,000 shares of Common Stock.  By reason of the provisions of Rule 16a-1 of the Exchange Act, GP III, as the sole general partner of Twin Haven III, Manager, as manager of Twin Haven III, and Messrs.  Paul Mellinger and Robert Webster, each a Managing Member of GP III and Manager, may be deemed to be the beneficial owner of the shares of Common Stock held by Twin Haven III.